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                                                                     EXHIBIT 8.1


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                                                                     EXHIBIT 8.1






                               September 26, 2001


The Addressees Listed
   on Schedule I Hereto

                  Re:      ABFS Mortgage Loan Trust 2001-3,
                           Mortgage Backed Notes, Series 2001-3
                           Tax Opinion
                           ----------------------------------------------

Ladies and Gentlemen:

         We have acted as tax counsel in connection with the issuance and delivery of (i) certain mortgage backed notes denominated as ABFS Mortgage Loan
Trust 2001-3 Mortgage-Backed Notes, Series 2001-3 Class A-1 and Class A-2
(together, the "Notes"), pursuant to an Indenture, dated as of September 1, 2001
(the "Indenture"), by and between ABFS Mortgage Loan Trust 2001-3 (the "Trust") and The Chase Manhattan Bank, as indenture trustee (the "Indenture Trustee"), and (ii) a single class of trust certificates (the "Trust Certificates"), pursuant to a Trust Agreement, dated as of September 1, 2001 (the "Trust
Agreement"), by and among First Union Trust Company, National Association, as owner trustee (the "Owner Trustee"), Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), and ABFS 2001-3, Inc., as seller (the "Seller").

         As tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinion set forth below, including the following: (a) an Offering Memorandum, dated as of September 26, 2001 (the
"Offering Memorandum"), with respect to the Notes, (b) an executed copy of the Indenture and the exhibits attached thereto, and (c) an executed copy of the Trust Agreement and the exhibits attached thereto. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in Appendix I to the Indenture.

         In rendering this opinion, we do not express any opinion concerning any law other than the federal tax law of the United States. In addition, we do not express any opinion on any issue not expressly addressed below. In rendering this opinion, we have relied on the Code, Treasury regulations issued thereunder, as well as various judicial and administrative precedents, all of which are subject to change and any such change can be retroactively effective.
We undertake no obligation to update this opinion in the event of any such changes.
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         Based upon and subject to the foregoing, we are of the opinion that for federal income tax purposes:

                  1. The statements under the captions "Federal Income Tax
         Consequences" in the Offering Memorandum, to the extent that they constitute matters of federal law, provide a fair and accurate summary of such law or conclusions.

                  2. The Notes will be treated as indebtedness.

                  3. The Trust will not be classified as an association or as a publicly traded partnership taxable as a corporation or as a taxable mortgage pool within the meaning of Section 7701(i) of the Code.

         This opinion is rendered as of the Closing Date, at the request of the addressees hereof, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion may not be furnished to any other person or entity, nor may any portion of this opinion be quoted, circulated or referred to in any other document, without our prior written consent.

                                                     Very truly yours,



                                                     /s/ DEWEY BALLANTINE LLP
                                                     ---------------------------
                                                     DEWEY BALLANTINE LLP

                                       2

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                                   SCHEDULE I
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

MBIA Insurance Corporation                                   Morgan Stanley ABS Capital I Inc.
113 King Street                                              1585 Broadway
Armonk, New York 10504                                       New York, New York 10036

American Business Credit, Inc.                               ABFS 2001-3, Inc.
BalaPointe Office Centre                                     c/o American Business Credit, Inc.
111 Presidential Boulevard, Suite 127                        BalaPointe Office Centre
Bala Cynwyd, PA  19004                                       111 Presidential Boulevard, Suite 127
                                                             Bala Cynwyd, PA  19004

Standard & Poor's Ratings Services                           Moody's Investors Service, Inc.
55 Water Street                                              99 Church Street
New York, New York  10041                                    New York, New York  10007

ABFS Mortgage Loan Trust 2001-3                              The Chase Manhattan Bank,
c/o First Union Trust Company, National                         as Indenture Trustee and Collateral Agent Capital
   Association, as Owner Trustee                             Markets Fiduciary Services
One Rodney Square                                            Structured Finance Services
920 King Street, Suite 102                                   450 West 33rd Street, 15th Floor
Wilmington, Delaware  19801                                  New York, New York  10001-2697

Morgan Stanley & Co. Incorporated                            First Union Trust Company National
1585 Broadway                                                   Association, as Owner Trustee
New York, New York 10036                                     One Rodney Square
                                                             920 King Street, Suite 102
                                                             Wilmington, Delaware  19801